Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of Mereo BioPharma Group plc (“Mereo”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Mereo upon the Effective Time (as such term is defined in the Agreement and Plan of Merger and Reorganization, dated as of December 5, 2018, by and among OncoMed Pharmaceuticals, Inc., Mereo BioPharma Group plc, Mereo US Holdings Inc. and Mereo MergerCo One Inc.) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Michael Wyzga

Name: Michael Wyzga

Date: January 24, 2019